Exhibit 99.1

AGREEMENT OF JOINT FILING

The parties listed below agree that the Schedule 13D to which this agreement is attached as an exhibit, and all further amendments thereto, shall be filed on behalf of each of them. This Agreement is intended to satisfy Rule 13d-1(k)(1) under the Securities Exchange Act of 1934, as amended. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

Dated: March 11, 2025	Lin Yu-Fan

/s/ Lin Yu-Fan
Lin Yu-Fan

Emerald Prosperity Holdings Ltd

	By:	/s/ Lin Yu-Fan
	Name:	Lin Yu-Fan
	Title:	Director